MEDIA & ENTERTAINMENT HOLDINGS, INC. ANNOUNCES
STOCKHOLDER APPROVAL TO LIQUIDATE AND DISSOLVE

For Immediate Release

NEW YORK, NY – June 11, 2009 -- Media & Entertainment Holdings, Inc. (the “Company”) announced, that at a special meeting of stockholders held today, the Company’s stockholders voted to approve the Company’s dissolution and proposed plan of liquidation.  As of the close of business today, the Company’s share transfer books will close and the NYSE Amex will suspend trading.

Pursuant to the plan of liquidation, the Company liquidated all but $1.1 million of its trust account.  Liquidating distributions from the trust account are payable upon presentation to holders of shares of common stock issued in the Company’s initial public offering that hold such shares as of the close of business today.  The liquidating distribution is expected to be approximately $7.81 per share and will be made on or around June 12, 2009.  As previously disclosed, the Company has established a reserve of $1.1 million for possible tax liabilities.  The Company expects to distribute any remaining amount of such reserve after its Board of Directors determines there are no further tax liabilities or otherwise determines that such remaining amount should be distributed.  Additionally, the Company expects to distribute any cash held outside of the trust account (approximately $300,000 in the aggregate on June 10, 2009) after the Company has finally satisfied its liabilities to third parties.  No payments will be made with respect to any of the Company’s outstanding warrants or shares that were acquired prior to the Company’s initial public offering.

The Company has filed a certificate of dissolution with the Secretary of State of the State of Delaware and will be filing a Certification and Notice of Termination of Registration on Form 15 and a Notification of Removal from Listing on Form 25 with the Securities and Exchange Commission for the purpose of deregistering and delisting its securities under the Securities Exchange Act of 1934.  Upon suspension of trading, the Company will also commence voluntary delisting procedures to delist the Company’s securities from NYSE Amex.  The Company will no longer be a public reporting company and its securities will no longer trade on the NYSE Amex.

Media Contact:	Robert Clauser
Media & Entertainment Holdings, Inc.
(212) 551-1498